Exhibit (j)(2)

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Post-Effective Amendment No. 99 to Registration Statement No. 002-52322 on Form N-1A of our reports each dated June 13, 2007, relating to the financial statements and financial highlights of Fidelity Commonwealth Trust, including Fidelity Mid-Cap Stock Fund and Fidelity Small Cap Stock Fund, appearing in the Annual Report on Form N-CSR of Fidelity Commonwealth Trust for the year ended April 30, 2007 and to the references to us under the headings "Financial Highlights" in the Prospectuses and "Independent Registered Public Accounting Firm" in the Statements of Additional Information, which are a part of such Registration Statement.

/s/ Deloitte & Touche LLP Deloitte & Touche LLP Boston, Massachusetts
June 26, 2007